EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214272 on Form S-8 of our report dated March 10, 2016 (March 31, 2017 as to Notes 2 and 9 related to the adoption of Financial Accounting Standards Board Accounting Standards Update 2015-03, Interest – Imputation of Interest [“ASU 2015-03”], and Notes 1, 4, and 18 related to the adjusted segment results, as well as March 1, 2018 as to Note 19 related the supplemental guarantor financial information) relating to the financial statements of Affinion Group Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment of the financial statements for the adoption of ASU 2015-03) appearing in this Annual Report on Form 10-K of Affinion Group Holdings, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

March 1, 2018